Exhibit 15.1

Hightimes Holding Corp. subsidiaries

Hightimes Holding Corp.  and its direct and indirect subsidiaries currently consist of:

Tran-High Corporation, a New York corporation (“Trans-High” or “THC”) and the subsidiaries of THC:

●	High Times Production Inc., a New York corporation
●	Cannabis Business Digital, LLC, a New York limited liability company
●	The Hemp Company of America, Inc., a New York corporation
●	Hemp Times, Inc., a New York corporation
●	High Times, Inc., a New York corporation
●	New Morning Productions, Inc., a New York corporation
●	Planet Hemp, Inc., a New York corporation